As filed with the Securities and Exchange Commission on September 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JAKKS PACIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4527222 (I.R.S. Employer Identification Number)

2951 28th Street

Santa Monica, California 90405

(424) 268-9444

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen G. Berman

JAKKS Pacific, Inc.

2951 28th Street

Santa Monica, California 90405

(424) 268-9444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Van C. Durrer II, Esq. P. Michelle Gasaway, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000	Irving Rothstein, Esq. Feder Kaszovitz LLP 845 Third Avenue New York, New York 10022-6601 (212) 888-8200 Fax: (212) 888-7776

From time to time after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)		Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $.001 per share	52,581,277 shares(1)	$0.73	(3)	$38,384,332.21	$4,652.18

(1)	All common stock offered hereby is for the account of the selling security holders and pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), includes such indeterminate number of shares of common stock as may be issuable with respect to the common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c). JAKKS Pacific, Inc. has previously paid $2,801.73 with respect to 9,185,250 shares of common stock previously registered and remaining unissued under the Registration Statement on Form S-3 (333-221944), filed by JAKKS Pacific, Inc. on December 8, 2017. Pursuant to Rule 457(p), such unutilized filing fees are being applied to the filing fee payable pursuant to this Registration Statement.
(3)	Pursuant to Rule 457(c), represents the average of the high and low sales prices of our common stock for any of the five business preceding the date hereof.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2019

PRELIMINARY PROSPECTUS

52,581,277 Shares

JAKKS PACIFIC, INC.

Common Stock

This prospectus relates to (i) 46,728,275 shares of the common stock, par value of $0.001 per share (our “common stock”), of JAKKS Pacific, Inc. (the “Company”), underlying convertible notes owned by Oasis Investments II Master Fund Ltd (“Oasis”) and (ii) 5,853,002 shares of our common stock owned by the other persons listed under the caption “Selling Stockholders” on page 15 (the “Investor Parties,” and together with Oasis, the “selling stockholders”).  The shares may be sold from time to time by the selling stockholders. None of the shares registered herein will be sold for our account and we will not receive any proceeds from the sale of the common stock. See “Use of Proceeds.”

Our common stock is listed on The Nasdaq Stock Market LLC, or the Nasdaq, under the symbol “JAKK.” If any other securities offered by this prospectus will be listed on a securities exchange, such listing will be described in the applicable prospectus supplement.

Investment in our securities involves risks, including those described under “Risk Factors” beginning on page 7 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in the reports that we file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       .

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ABOUT THIS PROSPECTUS

References in this prospectus to “we,” “us,” “our” or the “Company” mean JAKKS Pacific, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

This prospectus is part of a Registration Statement on Form S-3, or the Registration Statement, that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this process, the selling stockholders may sell the securities described in the prospectus in one or more offerings. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor or the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer of the securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus and any applicable prospectus supplement, and any related free writing prospectus that we prepare, as well as the information in any document incorporated or deemed to be incorporated into this prospectus and any applicable prospectus supplement, is accurate only as of the date on the front cover of the documents containing the information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the SEC’s Internet site at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

Our SEC filings are also available on our website, www.jakks.com. The information on or accessible from this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

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We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 18, 2019;

(b)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 9, 2019 and August 9, 2019, respectively;

(c)	our Current Reports on Form 8-K filed with the SEC on January 11, 2019, April 4, 2019, June 28, 2019, July 5, 2019, August 9, 2019 and August 16, 2019 and our Current Report on Form 8-K/A filed with the SEC on April 8, 2019; and

(d)	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-28104), filed on March 29, 1996, including any amendments or reports filed for the purpose of updating that description, and as incorporated therein by reference to our Registration Statement on Form SB-2 (Reg. No. 333-2048-LA).

We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, as applicable, including information in previously filed documents or reports that have been incorporated by reference into this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus (or any earlier date specified with respect to such information) or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (or any earlier date specified with respect to such information).

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered herewith. We will provide such reports or documents upon written or oral request, at no cost to the requestor. Requests for incorporated reports or documents must be made to:

JAKKS Pacific, Inc.

2951 28th Street

Santa Monica, California 90405

Attention: Brent T. Novak

Telephone: (424) 268-9444

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FORWARD LOOKING STATEMENTS

This prospectus includes or incorporates by reference, and any prospectus supplement will include or incorporate by reference, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Securities Act”). For example, statements included in this prospectus and any prospectus supplement regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. When we use words like “intend,” “anticipate,” “believe,” “estimate,” “plan,” “will” or “expect,” we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations elsewhere in our incorporated filings. You should understand that forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein, are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain information or upon the occurrence of future events or otherwise.

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The Company

Company Overview

We are a leading multi-line, multi-brand toy company that designs, produces, markets and distributes toys and related products, consumables and related products, electronics and related products, kids indoor and outdoor furniture, and other consumer products. We focus our business on acquiring or licensing well-recognized trademarks and brand names, most with long product histories (“evergreen brands”). We seek to acquire these evergreen brands because we believe they are less subject to market fads or trends. We also develop proprietary products marketed under our own trademarks and brand names, and have historically acquired complementary businesses to further grow our portfolio. For accounting purposes, our products have been divided into three segments: (i) U.S. and Canada, (ii) International and (iii) Halloween. Segment information with respect to revenues, assets and profits or losses attributable to each segment is contained in Note 3 to the audited consolidated financial statements incorporated by reference into this prospectus. Our products include:

Traditional Toys and Electronics

•	Action figures and accessories, including licensed characters based on the Harry Potter®, Incredibles 2, and Nintendo® franchises;

•	Toy vehicles, including Max Tow®, Road Champs®, Fly Wheels® and MXS® toy vehicles and accessories;

•	Dolls and accessories, including small dolls, large dolls, fashion dolls and baby dolls based on licenses, including Disney Frozen, Disney Princess, Fancy Nancy, Minnie Mouse Fashion Dolls; and infant and pre-school products based on PBS’s Daniel Tiger’s Neighborhood®;

•	Private label products as “exclusives” for certain retail customers in various product categories; and

•	Foot-to-floor ride-on products, including those based on Fisher Price®, Nickelodeon, and Entertainment One licenses and inflatable environments, tents and wagons;

Role Play, Novelty and Seasonal Toys

•	Role play, dress-up, pretend play and novelty products for boys and girls based on well-known brands and entertainment properties such as Disney Frozen, Black & Decker®, Disney Princess, and Fancy Nancy, as well as those based on our own proprietary brands;

•	Indoor and outdoor kids’ furniture, activity trays and tables and room décor; kiddie pools, seasonal and outdoor products, including those based on Disney characters, Nickelodeon, and Entertainment One licenses, and Funnoodle® pool floats;

•	Halloween and everyday costumes for all ages based on licensed and proprietary non-licensed brands, including Super Mario Bros.®, Microsoft’s Halo®, Lego® Movie, Toy Story, Sesame Street®, Power Rangers®¸Hasbro® brands and Disney Frozen, Disney Princess and related Halloween accessories; and

•	Outdoor activity toys including MORFBoard®, an action sports eco-system that begins with one board that transforms into different modules for skate, scoot, balance, and bounce activities. Junior sports toys including Skyball® hyper-charged balls, sport sets and Wave Hoops® toy hoops marketed under our Maui® brand.

We continually review the marketplace to identify and evaluate popular and evergreen brands and product categories that we believe have the potential for growth. We endeavor to generate growth within these lines by:

•	creating innovative products under our established licenses and brand names;

•	adding new items to the branded product lines that we expect will enjoy greater popularity;

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•	infusing innovation and technology when appropriate to make them more appealing to today’s kids; and

•	focusing our marketing efforts to enhance consumer recognition and retailer interest.

Our Business Strategy

In addition to developing our own proprietary brands and marks, licensing popular trademarks enables us to use these high-profile marks at a lower cost than we would incur if we purchased these marks or developed comparable marks on our own. By licensing trademarks, we have access to a far greater range of marks than would be available for purchase. We also license technology developed by unaffiliated inventors and product developers to enhance the design and functionality of our products.

We sell our products through our in-house sales staff and independent sales representatives to toy and mass-market retail chain stores, department stores, office supply stores, drug and grocery store chains, club stores, toy specialty stores and wholesalers. Our two largest customers are Wal-Mart and Target, which accounted for approximately 25.3% and 21.5%, respectively, of our net sales in 2018. No other customer accounted for more than 10% of our net sales in 2018.

Our Growth Strategy

Key elements of our growth strategy include:

•	Expand Core Products. We manage our existing and new brands through strategic product development initiatives, including introducing new products, modifying existing products and extending existing product lines to maximize their longevity. Our marketing teams and product designers strive to develop new products or product lines to offer added technological, aesthetic and functional improvements to our extensive portfolio.

•	Enter New Product Categories. We use our extensive experience in the toy and other consumer product industries to evaluate products and licenses in new product categories and to develop additional product lines. We began marketing licensed classic video games for simple plug-in use with television sets and expanded into several related categories by infusing additional technologies such as motion gaming and through the licensing of this category from our current licensors, such as Disney and Viacom which owns Nickelodeon.

•	Pursue Strategic Acquisitions. We supplement our internal growth with selected strategic acquisitions. In October 2016, we acquired the operating assets of the C’est Moi™ performance makeup and youth skincare product lines whose distribution was limited primarily to Asia. We launched a full line of makeup and skincare products branded under the C’est Moi name in the U.S. to a limited number of retail customers in 2018. Sales of our C’est Moi products were not material in 2018 and we expect to grow the brand and sales over time. We will continue focusing our acquisition strategy on businesses or brands that we believe have compatible product lines and/or offer valuable trademarks or brands.

•	Acquire Additional Character and Product Licenses. We have acquired the rights to use many familiar brand and character names and logos from third parties that we use with our primary trademarks and brands. Currently, among others, we have license agreements with Nickelodeon®, Disney and Warner Bros.®, as well as with the licensors of the many popular licensed children’s characters previously mentioned, among others. We intend to continue to pursue new licenses from these entertainment and media companies and other licensors. We also intend to continue to purchase additional inventions and product concepts through our existing network of inventors and product developers.

•	Expand International Sales. We believe that foreign markets, especially Europe, Australia, Canada, Latin America and Asia, offer us significant growth opportunities. In 2018, our sales generated outside the United States were approximately $127.8 million, or 22.5% of total net sales. We intend to expand our international sales and further expand distribution agreements in Europe to capitalize on our experience and our relationships with foreign distributors and retailers. We expect these initiatives to contribute to our international growth in 2019.

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•	Capitalize On Our Operating Efficiencies. We believe that our current infrastructure and operating model can accommodate growth without a proportionate increase in our operating and administrative expenses, thereby increasing our operating margins.

The execution of our growth strategy, however, is subject to several risks and uncertainties and we cannot assure you that we will continue to experience growth in, or maintain our present level of net sales. For example, our growth strategy will place additional demands upon our management, operational capacity and financial resources and systems. The increased demand upon management may necessitate our recruitment and retention of additional qualified management personnel. We cannot assure you that we will be able to recruit and retain qualified personnel or expand and manage our operations effectively and profitably. To effectively manage future growth, we must continue to expand our operational, financial and management information systems and to train, motivate and manage our work force. While we believe that our operational, financial and management information systems will be adequate to support our future growth, no assurance can be given they will be adequate without significant investment in our infrastructure. Failure to expand our operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on our business, financial condition and results of operations.

Moreover, implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, our ability to obtain or renew licenses on commercially reasonable terms and our ability to finance increased levels of accounts receivable and inventory necessary to support our sales growth, if any.

Furthermore, we cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth.

Finally, our acquisition strategy involves a number of risks, each of which could adversely affect our operating results, including difficulties in integrating acquired businesses or product lines, assimilating new facilities and personnel and harmonizing diverse business strategies and methods of operation; diversion of management attention from operation of our existing business; loss of key personnel from acquired companies; and failure of an acquired business to achieve targeted financial results.

Corporate Information

We were formed as a Delaware corporation in 1995. Our principal executive offices are located at 2951 28th Street, Santa Monica, California 90405. Our telephone number is (424) 268-9444. Our Internet website address is www.jakks.com. The information on or accessible from this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk that may result in a loss of all or part of your investment. Before making an investment decision, you should carefully review the following factors as well as the risk factors contained under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, and any risk factors that we may describe in our other filings with the SEC, including our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. If any such risks occur, our business, financial condition or results of operations could be materially harmed, the market price of our securities could decline and you could lose all or part of your investment.

The price of the common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of the common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price could fluctuate significantly for various reasons, which include:

•	the potential issuance of additional shares of common stock, including pursuant to convertible securities or other contractual rights to purchase or receive shares of common stock;

•	our quarterly or annual earnings or earnings of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	the actions of the Company’s customers and competitors (including new product line announcements and introductions);

•	changes in earnings estimates or recommendations by research analysts who track the common stock or the stocks of other companies in our industry;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business, including regulations affecting foreign manufacturing;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	litigation involving us or investigations or audits with respect to our operations;

•	our compliance with listing standards of Nasdaq or any other securities exchange on which the common stock or any of our other securities may be listed or traded;

•	sales of common stock by our directors, executive officers and significant stockholders; and

•	other factors described in our filings with the SEC.

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including us and other companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of the common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our stock price.

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If we are unable to maintain the listing of our common stock on Nasdaq or any other securities exchange, it may be more difficult for you to sell your securities.

Our common stock is currently traded on Nasdaq. On June 24, 2019, we received written notice from Nasdaq notifying us that our common stock had closed below the $1.00 per share minimum bid price required by the Nasdaq listing rules for 30 consecutive business days. On August 14, 2019, we received an additional written notice from Nasdaq notifying us that we are not in compliance with the Nasdaq listing requirement that we maintain a minimum of $10,000,000 in stockholders’ equity. The company is in the process of reviewing potential actions and responses to each of these notices.

There can be no assurance that we will be able to regain compliance with the Nasdaq listing rules or comply with Nasdaq’s other listing standards in the future. If we fail to regain compliance with the Nasdaq listing rules, our common stock will be delisted by Nasdaq. A delisting of our common stock could negatively impact the Company by further reducing the liquidity and market price of our common stock and the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing. This delisting could also impair the value of your investment.

The delisting of our common stock from Nasdaq may constitute a “fundamental change” under the New Oasis Notes (as defined below) and/or the Company’s 4.875% convertible senior notes due 2020 (the “2020 Notes”) if our common stock is not listed on another U.S. national securities exchange or quoted or traded on an established over-the-counter (and, in the case of the 2020 Notes, automated) trading market or system in the U.S., which would require us to repurchase all or any portion of such notes at the option of the noteholders. The delisting of our common stock from Nasdaq may also result in an event of default under our ABL and term loan credit agreements.

The concentration of our stock ownership may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

In connection with the Transaction Agreement, dated as of August 7, 2019 (the “Transaction Agreement”), by and among the Company, certain of the Company’s affiliates and subsidiaries, the Investor Parties and Oasis, on August 9, 2019 (the “Closing Date”), we entered into voting agreements with certain of our stockholders (each, a “Voting Agreement” and collectively, the “Voting Agreements”). The common stock beneficially owned by the stockholders subject to the Voting Agreements constituted approximately 53% of the total issued and outstanding common stock entitled to vote as of the Closing Date (after giving effect to the issuance of shares of common stock to the Investor Parties).

Stockholders party to the Voting Agreements that vote their shares of common stock in accordance with the terms of the Voting Agreements may control the outcome of certain matters requiring stockholder approval. Pursuant to the terms of the Voting Agreements, each stockholder party to a Voting Agreement has agreed to, among other things, vote such stockholder’s shares of common stock as follows: (i) in favor of a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (our “charter”) to classify the Company’s board of directors (the “Board”) into three classes with staggered three-year terms (the “Classified Board Proposal”); and (ii) to cause the election to the Board of any New Independent Common Director (as defined in the Company’s Second Amended and Restated By-laws (our “bylaws”)) nominee selected by the Nominating and Corporate Governance Committee of the Board in accordance with the Amended and Restated Nominating and Corporate Governance Committee Charter. In addition, certain of the Voting Agreements contain restrictions on such stockholders’ ability to enter into voting agreements, trusts and proxies and, with certain exceptions, require transferees of such stockholders’ shares of common stock to enter into a substantially identical voting agreement with the Company.

A classified board of directors may discourage some takeover bids, including some that would otherwise allow stockholders the opportunity to realize a premium over the market price of their stock or that a majority of our stockholders otherwise believes may be in their best interests to accept or where the reason for the desired change is inadequate performance of our directors or management. Because of the additional time required to change control of the Board, a classified board may also make it more difficult and more expensive for a potential acquirer to gain control of the Board and the Company. Until the Classified Board Proposal is approved, a change in control of the Board can be made by stockholders holding a plurality of the votes cast at a single annual meeting where there is a contested director election. If the Classified Board Proposal is approved, it will take at least two annual meetings following the annual meeting at which the classified board structure becomes effective for a potential acquirer to effect a change in control of the Board, even if the potential acquirer were to acquire a majority of our outstanding common stock.

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In connection with the consummation of the transactions contemplated by the Transaction Agreement, we issued an aggregate of 200,000 shares of Series A Senior Preferred Stock, par value $0.001 (“Series A Senior Preferred Stock”), to the Investor Parties. The Certificate of Designations of the Series A Senior Preferred Stock (the “Certificate of Designations”) provides, among other things, that, for so long as at least 50,000 shares of Series A Senior Preferred Stock remain outstanding, (i) the holders of a majority of the outstanding shares of Series A Senior Preferred Stock have the sole right to nominate candidates to serve as the Series A Preferred Directors (as defined in our bylaws) and (ii) the holders of shares of Series A Senior Preferred Stock, voting as a separate class, have the right to elect two individuals to serve as the Series A Preferred Directors. From and after (i) the first annual meeting of stockholders occurring after less than 50,000 shares of Series A Senior Preferred Stock remain outstanding, the holders of Series A Senior Preferred Stock will only have the right to nominate and elect one Series A Preferred Director, and (ii) the time no shares of Series A Senior Preferred Stock remain outstanding, the holders of Series A Senior Preferred Stock will no longer have the right to nominate or elect any Series A Preferred Directors. The Series A Preferred Directors will serve for terms ending at the annual meeting of stockholders in 2023 and for successive three-year terms thereafter (until no shares of Series A Senior Preferred Stock remain outstanding), and as of such time as the Classified Board Proposal is approved, the Series A Preferred Directors shall be deemed to serve in the longest initial class.

Also, some or all of our significant stockholders, if they were to act together, would be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders and may prevent our stockholders from realizing a premium over the current market price for their shares of common stock. Furthermore, our significant stockholders may also have interests that differ from yours and may vote their shares of common stock in a way with which you disagree and which may be adverse to your interests.

Sales or issuances of substantial amounts of our common stock in the public market, or the perception that these sales or issuances may occur, or the conversion of our convertible notes could cause the market price of our common stock to decline.

Sales or issuances of substantial amounts of our common stock in the public market, including pursuant to this offering, or the perception that these sales or issuances may occur, or the conversion of our convertible notes could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Future sales or issuances of our common stock or other equity-related securities could be dilutive to holders of our common stock, including purchasers of our common stock in this offering.

Our common stock will rank junior to the Series A Senior Preferred Stock with respect to dividends and amounts payable in the event of our liquidation.

Our common stock will rank junior to the Series A Senior Preferred Stock with respect to the payment of dividends and distributions and in the liquidation, dissolution or winding up, and upon any distribution of the assets of, the Company. This means that, unless accumulated dividends have been paid or set aside for payment on all outstanding Series A Senior Preferred Stock for all past completed dividend periods, no dividends may be declared or paid on our common stock. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the Series A Senior Preferred Stock the Liquidation Preference (as defined below).

9

USE OF PROCEEDS

None of the shares to be sold pursuant to this prospectus will be sold by us or for our account, and we will not receive any proceeds from the sale thereof.

10

DESCRIPTION OF CAPITAL stock

We have summarized below general terms and conditions of the common stock that we may offer and sell pursuant to this prospectus. The following summary description of our common stock is based on the provisions of the General Corporation Law of the State of Delaware, or DGCL, our certificate of incorporation, as amended (our “charter”), and our bylaws, as amended (our “bylaws”). This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our charter and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our charter authorizes us to issue 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value of $0.001 per share. As of September 4, 2019, we had 38,323,211 shares of common stock and 200,000 shares of Series A Senior Preferred Stock issued and outstanding. No other class or series of shares of beneficial interest has been established.

The number of authorized shares of any class may be increased or decreased by an amendment to our charter approved by a majority of the entire Board, by the holders of a majority of our outstanding shares of common stock entitled to vote thereon and by the holders of a majority of our outstanding shares of Series A Senior Preferred Stock. The Board may authorize the issuance from time to time of shares of stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the bylaws. The rights, preferences and privileges of our common stock and common stockholders are subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series, whether common or preferred, that the Board may create, designate or issue in the future.

Under Delaware law, our stockholders generally are not liable for our debts or obligations.

Common stock

Voting rights

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders except for the election of the Series A Preferred Directors (as defined in our bylaws), in which case, only the holders of the Series A Preferred Stock have the right to vote in such election. Generally, our bylaws provide that all matters to be voted on by our common stockholders must be approved by a majority of the votes cast at a meeting at which a quorum is present unless more than a majority of the votes cast is required by statute or our bylaws; provided, however, that if the number of nominees for Common Director (as defined in our bylaws) exceeds the number of Common Directors to be elected, the Common Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Common Directors.

Dividends

Holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation.

No preemptive or similar rights

Holders of common stock have no preemptive, subscription or redemption rights. All outstanding shares of common stock are, and the common stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

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Preferred stock

Pursuant to our charter, the Company is authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by the Board. The Board, without further approval of the stockholders, is authorized to fix the designations, powers, preferences and rights of the shares of each such class or series of preferred stock and the qualifications, limitations and restrictions thereof. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company’s common stock at a premium or otherwise adversely affect the market price of the common stock.

Series A Senior Preferred Stock

Pursuant to the Certificate of Designations of Series A Senior Preferred Stock filed with the Secretary of State of the State of Delaware on August 9, 2019 (the “Certificate of Designations”), the Company issued 200,000 shares of Series A Senior Preferred Stock, par value $0.001 per share, to the Investor Parties.

Dividends, redemptions and other payments

The Series A Senior Preferred Stock has the right to receive dividends on a quarterly basis equal to 6.0% per annum, payable in cash or, if not paid in cash, by an automatic accretion of the Series A Preferred Stock. The Series A Senior Preferred Stock has no stated maturity and will remain outstanding indefinitely unless and until redeemed or repurchased in accordance with the terms of the Certificate of Designations. The Company has the right to redeem all or a portion of the Series A Senior Preferred Stock at its Liquidation Preference at any time after payment in full of the New Term Loan (as defined below). In addition, upon the occurrence of certain change of control type events, holders of the Series A Senior Preferred Stock are entitled to receive an amount (the “Liquidation Preference”), prior to and in preference to holders of common stock or other junior stock, equal to (i) 20% of the Accreted Amount (as defined in the Certificate of Designations) in the case of a certain specified transaction, or (ii) otherwise, 150% of the Accreted Amount, in either case plus any accrued and unpaid dividends.

The Certificate of Designations also includes restrictions on the ability of the Company to pay dividends on or make distributions with respect to, or redeem or repurchase, shares of Common Stock or other junior stock.

Voting and approval rights

The Series A Senior Preferred Stock does not have any voting rights, except (i) to the extent required by the DGCL, (ii) for the exclusive right to elect the Series A Preferred Directors and (iii) for certain approval rights over certain transactions. These approval rights require the prior consent of specified percentages of holders (or in certain cases, all holders) of the Series A Senior Preferred Stock in order for the Company to take certain actions, including the issuance of additional shares of Series A Senior Preferred Stock or parity stock, the issuance of senior stock, amendments to our charter, the Certificate of Designations, our bylaws and the charter of the Nominating and Corporate Governance Committee of our Board, material changes in the Company’s line of business and certain change of control type transactions. In addition, the Certificate of Designations provides that the approval of at least six directors is required for any related person transaction within the meaning of Item 404 of Regulation S-K under the Act, including, without limitation, the adoption of, or any amendment, modification or waiver of, any agreement or arrangement related to any such transaction.

Preemptive rights

In addition, holders of the Series A Senior Preferred Stock have preemptive rights regarding future issuance of Series A Senior Preferred Stock or parity stock.

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Board representation rights

In addition, the Certificate of Designations provides the holders of Series A Senior Preferred Stock certain board representation rights. The Certificate of Designations provides, among other things, that, for so long as at least 50,000 shares of Series A Senior Preferred Stock remain outstanding, (i) the holders of a majority of the outstanding shares of Series A Senior Preferred Stock have the sole right to nominate candidates to serve as the Series A Preferred Directors and (ii) the holders of shares of Series A Senior Preferred Stock, voting as a separate class, have the right to elect two individuals to serve as the Series A Preferred Directors. From and after (i) the first annual meeting of stockholders occurring after less than 50,000 shares of Series A Senior Preferred Stock remain outstanding, the holders of Series A Senior Preferred Stock will only have the right to nominate and elect one Series A Preferred Director, and (ii) the time no shares of Series A Senior Preferred Stock remain outstanding, the holders of Series A Senior Preferred Stock will no longer have the right to nominate or elect any Series A Preferred Directors. The Series A Preferred Directors will serve for terms ending at the annual meeting of stockholders in 2023 and for successive three-year terms thereafter (until no shares of Series A Senior Preferred Stock remain outstanding), and as of such time as the Classified Board Proposal is approved, the Series A Preferred Directors shall be deemed to serve in Class III. The number of Common Directors and Series A Preferred Directors is fixed and cannot be amended without the approval of holders of a majority of the outstanding Common Stock and holders of at least 80% of the outstanding shares of Series A Senior Preferred Stock, each voting as a separate class.

Anti-Takeover Effects of Delaware Law, Certificate of Incorporation and By-laws

The following provisions may make a change in control of our business more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to our stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our Board.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by our Board in a prescribed manner or the transaction in which the person became an interested stockholder is approved by our Board and disinterested stockholders in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our business without further action by the stockholders.

Authorized but unissued capital stock

The DGCL generally does not require stockholder approval for any issuance of shares of our authorized by unissued capital stock. However, the listing requirements of Nasdaq, which apply to our common stock, require stockholder approval of certain issuances of capital stock equal to or exceeding 20.0% of the then outstanding number of shares of common stock or voting power.

In addition, the existence of unissued and unreserved common stock or preferred stock may enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

“Blank check” preferred stock

Pursuant to our charter, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by the Board. The Board, without further approval of the stockholders, is authorized to fix the designations, powers, preferences and rights of the shares of each such class or series of preferred stock and the qualifications, limitations and restrictions thereof. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

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Special meetings of stockholders

Our bylaws provide that special meetings of stockholders may be called only by the directors or by any officer instructed by the directors to call such meeting.

Notice for stockholder meetings

Our bylaws establish an advance notice procedure for business to be brought before an annual or special meeting of our stockholders. The advance notice provision provides that a copy of the notice of any meeting shall be given, personally or by mail, to the stockholders not less than 10 days nor more than 60 days before the date of the meeting. This provision may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Board vacancies

Any vacancy occurring on our Board and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), except that (i) any vacancy of a New Independent Common Directors (as defined in our bylaws) may be filled only by a majority of the directors remaining in office (even if less than a quorum) in accordance with the nominating committee of the Board, with an individual selected by the Nominating Committee from the Preapproved List (as defined in our bylaws) and (ii) any vacancy of a Series A Preferred Director (as defined in our bylaws) may be filled only by a majority of the directors remaining in office (even if less than a quorum) solely with an individual selected by the Required Preferred Holders.

Appraisal rights

Under Delaware law, holders of shares of our common stock are generally entitled to exercise any rights of an objecting stockholder available under the DGCL.

Listing

Our common stock is listed on the Nasdaq under the symbol “JAKK.” On September 4, 2019, the last reported sale price for our common stock on the Nasdaq was $0.76.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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SELLING STOCKHOLDERS

This prospectus is being filed pursuant to the terms of the Amended and Restated Registration Rights Agreement, dated as of August 9, 2019 (the “Oasis Registration Rights Agreement”), by and between the Company and Oasis and the Registration Rights Agreement, dated as of September 6, 2019 (together with the Oasis Registration Rights Agreement, the “Registration Rights Agreements”), by and among the Company and the Investor Parties. The shares of common stock being offered by Oasis are those issuable to Oasis pursuant to the terms of the convertible notes (the “New Oasis Notes”) issued to Oasis pursuant to the Transaction Agreement. For additional information regarding the issuance of those New Oasis Notes, see the Company’s Current Report on Form 8-K filed August 9, 2019, incorporated herein by reference. We are registering the shares of common stock in order to permit Oasis to offer the shares for resale from time to time. Except for: (i) the ownership of the New Oasis Notes issued pursuant to the Transaction Agreement, (ii) the Voting Agreements, (iii) the ownership of the convertible note issued pursuant to the Exchange Agreement, by and between the Company and Oasis, dated as of July 25, 2018, which was exchanged for a New Oasis Note, (iv) the ownership of the convertible note issued pursuant to the Exchange Agreement, by and between the Company and Oasis, dated as of November 7, 2017, which was exchanged for a New Oasis Note, and (v) Alex Shoghi, an employee of an affiliate of Oasis, serving on the Board, Oasis has not had any material relationship with us within the past three years.

The shares of common stock being offered by the Investor Parties are those issued to the Investor Parties pursuant to the Transaction Agreement. We are registering the shares of common stock in order to permit the Investor Parties to offer the shares for resale from time to time. Except for: (i) the ownership of common stock, Series A Senior Preferred Stock and certain other securities of the Company, (ii) the Voting Agreements, (iii) certain designees of the Investor Parties serving on the Board, and (iv) the Investor Parties or their affiliates being lenders to the Company under the First Lien Term Loan Facility Credit Agreement, dated as of August 9, 2019, by and among the Company, Disguise, Inc., JAKKS Sales LLC, Maui, Inc., Moose Mountain Marketing, Inc. and Kids Only, Inc., as borrowers, the Company, as borrower representative, the guarantors party thereto from time to time, the lenders party thereto from time to time and Cortland Capital Market Services LLC, as agent (the “New Term Loan”), the Investor Parties have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. In accordance with the terms of the Registration Rights Agreements, this prospectus generally covers the resale of (i) at least 100% of the maximum number of shares of common stock issued and issuable pursuant to the terms of the New Oasis Notes (including, without limitation, as payment of interest thereunder) as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (ii) 100% of the number of shares of common stock issued to the Investor Parties pursuant to the Transaction Agreement. Because the conversion price of the New Oasis Notes may be adjusted, the number of shares that may actually be issued pursuant to the New Oasis Notes may be more or less than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the New Oasis Notes, Oasis may not convert the New Oasis Notes to the extent such conversion would cause Oasis, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the New Oasis Notes which have not been converted. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Oasis Investments II Master Fund Ltd. (1)	1,098,906	46,728,275	1,098,906

Axar Master Fund Ltd (2)	1,038,598	1,038,598	0

Star V Partners LLC (3)	102,637	102,637	0

BSP Special Situations Master A L.P. (4)	1,119,648	1,119,648	0

Moab Partners, L.P. (5)	1,750,745	1,750,745	0

Nineteen77 Global Multi- Strategy Alpha Master Limited (6)	1,198,838	1,198,838	0

Citadel Equity Fund Ltd. (7)	[•]	197,270	[•]

Concise Short Term High Yield Master Fund, SPC (8)	106,075	106,075	0

Mercer QIF Fund PLC - Mercer Investment Fund 1 (9)	202,230	202,230	0

The Saratoga Advantage Trust - James Alpha Hedged High Income Portfolio (10)	18,994	18,994	0

Concise Short Term High Yield Fund (11)	102,862	102,862	0

The BeeBee Foundation (12)	15,105	15,105	0

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(1)	Oasis Management Company Ltd., the investment manager of Oasis Investments II Master Fund Ltd. (“Oasis II Fund”), has voting and investment power over the securities held by Oasis II Fund. Seth Fischer is responsible for the supervision and conduct of all investment activities of Oasis Management Company Ltd. Each of Oasis II Fund and Seth Fischer disclaims beneficial ownership over these securities. The address of Oasis Management Company Ltd. is c/o Oasis Management (Hong Kong), 21/F Man Yee Building, 68 Des Voeux Road, Central, Hong Kong. Possesses shared voting and dispositive power of such shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13D/A filed on August 9, 2019. The Company has the discretion to settle the conversion of the New Oasis Notes and to pay accrued interest thereon in stock, in cash and/or in a combination thereof, provided that any payment of interest in stock is contingent upon the satisfaction of certain equity conditions. Accordingly, the shares underlying the New Oasis Notes are not beneficially owned by Oasis.

(2)	The address of Axar Master Fund Ltd is c/o Axar Capital Management LP, 1330 Avenue of the Americas, 30th Floor, New York, NY 10019. Axar Capital Management LP serves as the investment manager of Axar Master Fund Ltd. Axar GP LLC is the general partner of the investment manager. Andrew Axelrod serves as the sole member of the general partner.

(3)	The address of Star V Partners LLC is c/o Axar Capital Management LP, 1330 Avenue of the Americas, 30th Floor, New York, NY 10019. Axar Capital Management LP serves as the investment manager of Star V Partners LLC. Axar GP LLC is the general partner of the investment manager. Andrew Axelrod serves as the sole member of the general partner.

(4)	The address of BSP Special Situations Master A L.P. is 9 West 57th Street, Suite 4920, New York, NY 10019.

(5)	The address of Moab Partners, L.P. is 152 West 57th Street, 9th Floor, New York, NY 10019.

(6)	[•]

(7)	[•]

(8)	The address of Concise Capital Management, LP, the investment manager of Concise Short Term High Yield Master Fund, SPC, is 1111 Brickell Avenue, Suite 1525, Miami, FL 33131.

(9)	The address of Concise Capital Management, LP, the investment manager of Mercer QIF Fund PLC – Mercer Investment Fund 1, is 1111 Brickell Avenue, Suite 1525, Miami, FL 33131.

(10)	The address of Concise Capital Management, LP, the investment manager of The Saratoga Advantage Trust – James Alpha Hedged High Income Portfolio, is 1111 Brickell Avenue, Suite 1525, Miami, FL 33131.

(11)	The address of Concise Capital Management, LP, the investment manager of Concise Short Term High Yield Fund, is 1111 Brickell Avenue, Suite 1525, Miami, FL 33131.

(12)	The address of Concise Capital Management, LP, the investment manager of The BeeBee Foundation, is 1111 Brickell Avenue, Suite 1525, Miami, FL 33131.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock (i) issuable pursuant to the terms of the New Oasis Notes and (ii) issued to the Investor Parties pursuant to the Transaction Agreement to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the respective selling stockholder or selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether such instruments are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

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In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or affiliates thereof, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers or affiliates thereof that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the New Oasis Notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreements, estimated to be $170,302.18 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling security holder. The selling security holder may not trade securities from the time the selling security holder receives notice from us of this type of event until the selling security holder receives a prospectus supplement or amendment.

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LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, Feder Kaszovitz LLP will pass upon the validity of the offered securities for us. Murray L. Skala, a partner of Feder Kaszovitz LLP, owns 197,574 shares of our common stock.

EXPERTS

The consolidated financial statements and schedules as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s change in accounting method related to revenue), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to a company or its security holders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to it or its security holders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of a company and its security holders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of a company or its security holders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, our certificate of incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits us to indemnify our directors, officers, employees or agents or, when so serving at our request, as directors, officers, agents or employees of another company, who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that we may incur, including the indemnification payable to any director or officer. This policy provides for $60.0 million in maximum aggregate coverage, including defense costs. We pay the entire premium for such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the offerings described in this registration statement. The registrant is paying all of the selling security holders’ expenses related to this offering, except that the selling security holder will pay any applicable broker’s commissions and expenses. All amounts are estimated except the SEC registration fee.

SEC registration fee	$4,652.18
Legal fees and expenses	$149,500.00
Accounting fees and expenses	$15,000.00
Miscellaneous expenses	$1,150.00
Total	$170,302.18

Item 15. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the DGCL. Section 1 02(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its security holders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (1) any breach of the director’s duty of loyalty to the Registrant or its security holders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its security holders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its security holders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant’s request, another company who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Registrant maintains a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. This policy provides for $60.0 million in maximum aggregate coverage, including defense costs. The entire premium for such insurance is paid by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 16. Exhibits.

Exhibit Number	Description of Exhibit
5.1	Opinion of Feder Kaszovitz LLP
10.1*	Amended and Restated Registration Rights Agreement, dated as of August 9, 2019, by and between JAKKS Pacific, Inc. and Oasis Investments II Master Fund Ltd.
10.2	Registration Rights Agreement, dated as of September 6, 2019, by and between JAKKS Pacific, Inc. and the certain stockholders party thereto
23.1	Consent of BDO USA, LLP
23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page herein)

*	Filed previously as an exhibit to the Company’s Current Report on Form 8-K filed August 9, 2019, and incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section (1) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

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(i)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on September 6, 2019.

JAKKS PACIFIC, INC.

By:	/s/ Stephen G. Berman
Stephen G. Berman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen G. Berman, and each of them, his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorney in fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Stephen G. Berman
Stephen G. Berman	Chief Executive Officer, Director (Principal Executive Officer)	September 6, 2019

/s/ Brent T. Novak
Brent T. Novak	Chief Financial Officer (Principal Financial and Accounting Officer)	September 6, 2019

/s/ Andrew Axelrod
Andrew Axelrod	Director	September 6, 2019

/s/ Joshua Cascade
Joshua Cascade	Director	September 6, 2019

/s/ Rex H. Poulsen
Rex H. Poulsen	Director	September 6, 2019

/s/ Alexander Shoghi
Alexander Shoghi	Director	September 6, 2019

/s/ Matthew Winkler
Matthew Winkler	Director	September 6, 2019

/s/ Xiaoqiang Zhao
Xiaoqiang Zhao	Director	September 6, 2019

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